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                                                                   Exhibit(h)(4)

                           SUN CAPITAL ADVISERS TRUST

                 PLAN PURSUANT TO RULE 18f-3 UNDER THE 1940 ACT

                             Effective ____________

This Plan (the "Plan") is adopted by Sun Capital Advisers Trust (the "Trust") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), and sets forth the general characteristics of, and the general conditions under which the Trust may offer, multiple classes of shares of its now existing and hereafter created Series. This Plan is intended to allow the Trust to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the Act (the "Rule"), subject to the requirements and conditions imposed by the Rule. This Plan may be revised or amended from time to time as provided below.

                              THE TRUST AND SERIES

The Trust is an open-end management investment company registered under the Act, consisting of multiple investment portfolios or series, each of which has separate investment objectives and policies and segregated assets (the "Series"). The Trust has adopted a distribution plan (a "Rule 12b-1 Plan") in accordance with Rule 12b-1 under the Act.

CLASS DESIGNATIONS

Each Series may from time to time issue one or more of the following classes of shares: Initial Class shares (constituting the new designation for all shares having the same characteristics as shares issued prior to the date hereof) and Service Class shares. Each of the two classes of shares will represent interests in the same Series of investments of the Series and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectus or statement of additional information as from time to time in effect (the "Prospectus").

CLASS CHARACTERISTICS

Initial Class shares are offered at their net asset value ("NAV") without an initial sales charge or a contingent deferred sales charge ("CDSC") and are not subject to a Rule 12b-1 fee.

Service Class shares are offered at their NAV, without an initial sales charge or a CDSC, but may be subject to a Rule 12b-1 fee, which may include a service fee, as described in the Prospectus.

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The Initial Class shares and Service Class shares may subsequently be offered pursuant to an initial sales charge and/or CDSC (each of which may be subject to reduction or waiver) as permitted by the Act, and as described in the Prospectus.

ALLOCATIONS TO EACH CLASS

Expense Allocations
-------------------

Rule 12b-1 fees payable by the Trust with respect to the Trust's Service Class shares shall be allocated, to the extent practicable, on a class-by-class basis.

In addition, subject to the approval of the Trust's Board of Trustees, including a majority of the Independent Trustees, the following "Class Expenses" may be allocated on a class-by-class basis:

     (a) the amount and type of fees permitted by the Funds' different Rule 12b-1 distribution plans,

     (b) any expenses associated with shareholder voting on matters related to a specific class, and

     (c) any additional expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount with respect to a class or if these expenses relate to services provided with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

All expenses, other than Rule 12b-1 fees and Class Expenses, not now or hereafter designated as Class Expenses ("Series Expenses") will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Series.

However, notwithstanding the above, the Trust may allocate all expenses other than Rule 12b-1 fees and Class Expenses based on the settled shares method, as permitted by rule 18f-3(c)(1)(iii) under the Act.

Income, Gains And Losses
------------------------

Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Series.

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The Trust may allocate income and realized and unrealized capital gains and losses to each share based on the settled shares method, as permitted by Rule 18f-3(c)(1)(iii) under the Act.

                             CONVERSION AND EXCHANGE

Conversion Features
-------------------

Neither Initial Class shares nor Service Class shares shall convert into the other. Subsequent classes of shares (each a "Converting Class") may automatically convert into another class of shares (the "Conversion Class"), subject to such terms as may be approved by the Trustees.

Exchange Features
-----------------

Shares of each class generally may only be exchanged for shares of the same class in another Series; Initial Class shares may be exchanged for Initial Class shares of another Series; Service Class shares may be exchanged for Service Class shares of another Series. All exchange features applicable to each class will be described in the Prospectus.

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Dividends
---------

Dividends paid by the Trust with respect to its Initial Class and Service Class shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and, if applicable, Class Expenses relating to a class, shall be borne exclusively by that class.

                                  PLAN DURATION

This Plan shall continue in effect indefinitely unless terminated or amended as provided herein.

                       TERMINATION AND AMENDMENT PROCEDURE

This Plan may be terminated at any time by a vote of a majority of the Trustees who are not "interested persons" of the Trust ("Disinterested Trustees") or by a vote of the holders of a "majority of the outstanding voting securities" of the Trust. No material amendment may be made to this Plan without the approval of a majority of the Trustees, including a majority of the Disinterested Trustees, after a finding that the Plan is in the best interests of each class of shares individually and each Series as a whole. This Plan may be amended without Trustee approval to make a change that is not material which includes, by way of example, to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof.

                          SCOPE OF TRUST'S OBLIGATIONS

A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of Delaware. It is acknowledged that the obligations of or arising out of this Plan are not binding upon any of the Trust's trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust in accordance with its proportionate interest hereunder. It is further acknowledged that the assets and liabilities of each Series are separate and distinct and that the obligations of or arising out of this Plan are binding solely upon the assets or property of the Series on whose behalf the Trust has adopted this Plan. It is also acknowledged that the obligations of each Series hereunder shall be several and not joint, in accordance with its proportionate interest hereunder, and no Series shall be responsible for the obligations of another Series.

                            MISCELLANEOUS PROVISIONS

As used in this Plan, the terms "interested person" and "majority of the outstanding voting securities" are used as defined in the 1940

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Act. This Plan shall be administered and construed in accordance with Delaware law and the applicable provisions of the 1940 Act and the Rules and Regulations promulgated thereunder. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.


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